                                                                    EXHIBIT 23.1
                               November 13, 1997

Jones Intercable, Inc.
9697 E. Mineral Avenue
Englewood, CO  80112

     Re:  Jones Intercable, Inc.
          Registration Statement on Form S-3
          Relating to Senior Debt Securities, Senior Subordinated
          Debt Securities, Subordinated Debt Securities and Class
          A Common Stock

Ladies and Gentlemen:

     I have acted as counsel for Jones Intercable, Inc., a Colorado corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of (i) debentures, notes and/or other unsecured evidences of indebtedness consisting of senior debt securities, senior subordinated debt securities and subordinated debt securities in one or more series or (ii) shares of the Company's Class A Common Stock, $.01 par value per share (collectively referred to as the "Securities") or any combination of the foregoing, having an aggregate initial public offering price not to exceed $500,000,000. A Registration Statement on Form S-3 (the "Registration Statement") with respect to the Securities will be filed under the Act with the Securities and Exchange Commission on or about November 13, 1997.

     I hereby consent to the reference to me under the heading "Legal Matters" in the prospectus included in the Registration Statement.

                                  Very truly yours,

                                  /s/ Elizabeth Steele
                                  ------------------------------
                                  Elizabeth M. Steele
                                  Vice President/General Counsel
                                  and Secretary